Exhibit 99

News Release | Jan. 19, 2021

Wells Fargo & Company Announces Any and All Cash Tender Offers by Its Wholly-Owned Subsidiary

SAN FRANCISCO – Jan. 19, 2021 – Wells Fargo & Company (NYSE: WFC) today announced the commencement of cash tender offers (the “Offers”) by Wells Fargo Securities, LLC (“Wells Fargo Securities”), an indirect wholly-owned subsidiary of Wells Fargo & Company, to purchase any and all of the 5.375% Notes due Feb. 7, 2035 (CUSIP No. 949746JM4), and the 5.95% Capital Efficient Notes due 2086 (scheduled maturity Dec. 15, 2036; CUSIP No. 949746NL1), of Wells Fargo & Company listed in the table below (each, a “Series of Securities,” and collectively, the “Securities”).

Title of Security	CUSIP Number	Principal Amount Outstanding	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Bloomberg Reference Page

5.375% Notes due Feb. 7, 2035	949746JM4	$750,000,000	+105 bps	0.875% U.S. Treasury Notes due Nov. 15, 2030	FIT1
5.95% Capital Efficient Notes due 2086 (scheduled maturity Dec. 15, 2036)	949746NL1	$646,885,000	+180 bps	0.875% U.S. Treasury Notes due Nov. 15, 2030	FIT1

The applicable consideration offered per $1,000 principal amount of each Series of Securities validly tendered and accepted for purchase pursuant to the applicable Offer shall be the tender offer consideration (the “Tender Offer Consideration”) determined in the manner described in the Offer to Purchase (as defined below) by reference to the applicable fixed spread for such Series of Securities, plus the applicable yield to maturity based on the bid-side price of the applicable U.S. Treasury Reference Security, as quoted on the applicable Bloomberg Reference Page, at 2:00 p.m., New York City time, on Jan. 25, 2021. In addition, holders whose Securities are purchased in the Offers will receive accrued and unpaid interest in respect of their purchased Securities from the last interest payment date for such Series of Securities to, but not including, the Initial Settlement Date (as defined below) for such Series of Securities (“Accrued Interest”), payable on the Initial Settlement Date or the Guaranteed Delivery Settlement Date (as defined below), as applicable.

The Offers are being made pursuant to the Offer to Purchase dated today (the “Offer to Purchase”), which contains detailed information regarding the terms of the Offers. The Offers are set to expire at 5:00 p.m., New York City time, on Jan. 25, 2021, unless extended or earlier terminated with respect to a Series of Securities (the “Expiration Date”). Upon the terms and subject to the conditions of the Offers, the settlement date is expected to be Jan. 26, 2021, or promptly thereafter (the “Initial Settlement Date”).

Securities may be tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase. Upon the terms and subject to the conditions of the Offers, the settlement date for tenders pursuant to a related Notice of

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Guaranteed Delivery is expected to be Jan. 28, 2021, or promptly thereafter (the “Guaranteed Delivery Settlement Date”). The applicable Accrued Interest payable on the Guaranteed Delivery Settlement Date will not include any interest for the period on or after the Initial Settlement Date.

Tenders of Securities pursuant to the Offers may be validly withdrawn at any time before the Expiration Date. Securities subject to an Offer may also be validly withdrawn at any time after the 60th business day after commencement of such Offer if for any reason such Offer has not been consummated within 60 business days after commencement.

The Offers are conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. The Offers are not conditioned upon the tender of any minimum principal amount of Securities. Subject to applicable law, Wells Fargo Securities may, in its sole discretion, waive any condition applicable to an Offer. Wells Fargo Securities may extend, terminate, withdraw, or otherwise amend an offer in any respect.

Under certain conditions and as more fully described in the Offer to Purchase, Wells Fargo Securities may terminate an Offer before the Expiration Date.

The Offers are open to all registered holders of Securities. A beneficial owner of Securities that are held of record by a broker, dealer, commercial bank, trust company, or other nominee (each, a “Custodian”) must instruct such Custodian to tender such Securities on the beneficial owner’s behalf in a timely manner. Beneficial owners should be aware that a Custodian may establish its own earlier deadline for participation in an Offer.

D.F. King & Co., Inc. is serving as the tender agent and information agent. Requests for documents may be directed to D. F. King & Co., Inc. by telephone at 212-269-5550 (banks and brokers) or 1-877-283-0318 or e-mail at wfc@dfking.com. Questions regarding the Offers may be directed to Wells Fargo Securities at 704-410-4759 or collect at 1-866-309-6316 or e-mail at liabilitymanagement@wellsfargo.com.

Copies of the Offer to Purchase and related Notice of Guaranteed Delivery are available at the following web address: www.dfking.com/wfc.

This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any Securities. The Offers are being made only pursuant to the Offer to Purchase and related Notice of Guaranteed Delivery. The Offers are not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction. None of Wells Fargo Securities, Wells Fargo & Company, the Tender Agent, the Information Agent, the applicate trustee, the paying agent or any of their respective affiliates or boards of directors makes any recommendation in connection with the Offers. Please refer to the Offer to Purchase for a description of terms, conditions, disclaimers, and other information applicable to the Offers.

About Wells Fargo

Wells Fargo & Company is a leading financial services company that has approximately $1.9 trillion in assets and proudly serves one in three U.S. households and more than 10% of all middle market companies in the U.S. We provide a diversified set of banking, investment, and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending; Commercial Banking; Corporate and Investment Banking; and Wealth and Investment Management. Wells Fargo ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

2         January 19, 2021  |  News Release

Contact Information

Media

Ancel Martinez, 415-222-3858

ancel.martinez@wellsfargo.com

Investor Relations

John Campbell, 415-396-0523

john.m.campbell@wellsfargo.com

News Release Category: WF-CF

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3         January 19, 2021  |  News Release